LICENSE AGREEMENT

This Agreement, dated effective as of March 30, 1998 (the "Effective Date"), is by and between EMERSON RADIO CORP., a Delaware corporation, having a place of business at Nine Entin Road, Parsippany, New Jersey 07054, and TEL-SOUND ELECTRONICS, INC., a Florida corporation, having a place of business at 2400 W. Copans Road #9, Pompano Beach, FL 33069.

Licensor (as hereinafter defined), directly and through affiliates, distributes a variety of consumer electronics products and microwave ovens in numerous countries throughout the world. Licensor is the owner of certain valuable and well-known trademarks, and the goodwill associated therewith;

Licensee (as hereinafter defined) desires to obtain a license of certain of Licensor's trademarks in connection with the manufacturing, marketing, sale and distribution of certain consumer electronics and other products as specifically set forth on EXHIBIT A, together with replacement parts which may bear the trademarks (collectively referred to herein as the "Goods");

Licensee desires to sell the Goods bearing the trademarks in the geographic regions set forth on EXHIBIT B ("Territory") and use certain of Licensor's trademarks in conjunction therewith;

Licensor is agreeable to license the use of certain of its trademarks with respect to the manufacturing, marketing, distribution and sale of the Goods by Licensee in the Territory, subject to the terms and conditions of this Agreement.

In consideration of the foregoing premises and the mutual agreements contained herein, the following is agreed to:

1.   DEFINITIONS

1.1 "Affiliate" means a person or entity who directly, or indirectly through one or more intermediaries, controls or is controlled by or is under common control with a specified person or entity.

1.2 "Confidential Information" means any and all information, data, specifications, customer lists, products and services information, sales and marketing information, vendor data, and information regarding either Licensor, Licensee or their respective Affiliates (collectively, the "Information") except:

               (a) Information which at the time of disclosure is in the public domain;
               (b) Information which, after disclosure, through no fault of the party receiving same, is published or otherwise becomes part of the public domain;
               (c) Information which the receiving party can document as having been in its possession prior to the time of disclosure to it by the other party;
               (d) Information which the receiving party can document as having been received by it on a non-confidential basis from a third party; or
               (e) Data, specifications, customer lists, products and services information and vendor data which the receiving party created on its own or through independent third parties without use of the Information.

1.3 "Contract Year" means, (i) as to the first Contract Year, the period commencing on the Effective Date of this Agreement and ending on August 31, 1999; and (ii) each immediately subsequent full year during the term of this Agreement commencing September 1, 1999.

1.4 "Contract Quarter" means each calendar quarter or part thereof within each of the Contract Years.

1.5 "Goods" means those first quality new "A" stock consumer electronics and other goods as specifically set forth on EXHIBIT A, which Exhibit may be amended from time to time by mutual agreement to reflect additions to or the obsolescence of one or more of the Goods.

1.6 "Landed Cost" means the product F.O.B. price, plus duty and ocean freight, charged to Licensee, net of any discounts, allowances or rebates.

1.7 "Sale" means sale, lease, rental, transfer, exchange or other disposition of the Goods by Licensee. A Sale will be deemed to have occurred when the Goods are shipped or are invoiced, whichever occurs first.

1.8 "Sales Price" means the undiscounted invoice price of the Goods without consideration for any form of allowances or discounts, whether stated on the invoice or not.

1.9 "Trademarks" means the Emerson and G-Clef design in the form set forth on EXHIBIT C and all future form(s) of same adopted by Licensor.

1.10 "Licensor" means Emerson Radio Corp.

1.11 "Licensee" means Tel-Sound Electronics, Inc.

2.   GRANT

2.1 Subject to the terms and conditions of this Agreement, Licensor hereby grants to Licensee an exclusive (to the extent contemplated by SECTION 8) non-transferable license to utilize the Trademarks solely upon and in connection with the manufacturing, sale, marketing and distribution of the Goods in the Territory.

2.2 Licensee shall not use the Trademarks, or purport to give consent to the use of the Trademarks, in any manner or on any product, items or services, except as specifically set forth in this Agreement.

2.3 The Goods bearing the Trademarks shall not, directly or indirectly, be distributed, sold, or otherwise transferred or disposed of outside of the Territory by the Licensee. Licensee shall inform its customers and distributors that the Goods cannot be distributed, sold or otherwise disposed of outside of the Territory. Licensee agrees that it shall not sell the Goods to any customer or distributor that may distribute, sell or otherwise dispose of the Goods outside of the Territory. Notwithstanding the above and Licensor's right to terminate this Agreement as set forth in Section 10.2, if Goods are sold or otherwise disposed outside of the Territory, royalties shall be due on any and all such sales of Goods.

3.   TERM

Subject to the earlier expiration or termination of this Agreement as provided in SECTION 10 or otherwise herein, this Agreement shall be effective as of the Effective Date and expire as of the close of business on August 31, 2001 (the "Initial Term"), but shall be automatically renewed, on condition that the parties mutually agree in writing as to the minimum royalties for any Renewal Term, for successive three (3)-year periods provided (i) Licensee has paid to Licensor all royalties payable for each Contract Year as set forth herein in a timely manner and in accordance with the payment schedule, (ii) Licensee has satisfied and/or complied with all of its obligations hereunder, and (iii) Licensee has satisfactorily performed under the projected business plan of Licensee, which shall be required for the Initial Term and any Renewal Term (as hereinafter defined), and which business plan and any subsequent revisions or updates, shall be submitted within the time frame set forth by Licensor and be subject to Licensor's prior review and approval. Each successive three (3)-year period shall hereinafter be referred to as a "Renewal Term." "Initial Term" and "Renewal Term" shall collectively be referred to as the "Term."

4.   GOODS

4.1 Licensee shall maintain and comply with the quality standards for the Goods as set forth in EXHIBIT D.

4.2 To assure Licensor that the provisions of this Agreement are being observed, Licensee shall allow Licensor either itself or, if Licensor elects in its sole discretion, by a third party, to take any and all action necessary for the purpose of inspecting or otherwise ensuring the quality of the Goods. If said quality standards are not being maintained at any time during the Term or the Termination Period (as hereinafter defined), then upon written notice from Licensor, Licensee shall immediately discontinue the sale and distribution of the Goods that do not meet said quality standards. Any Goods which are defective or dangerous and fall below the quality standards shall immediately be removed from sale and if already sold, recalled. Goods, in inventory or elsewhere, not meeting quality standards shall not be distributed or sold. Licensee shall take the above actions at its own expense. Since monetary damages would not be sufficient to remedy a breach of this covenant, Licensor shall be entitled to an immediate temporary restraining order and/or preliminary injunction, without bond or security, to prevent Licensee from violating the terms hereof. Licensee shall promptly reimburse Licensor for the costs of such legal action, including costs and attorneys' fees.

4.3 Licensee shall ensure that the manner of sale, distribution and/or exploitation by Licensee shall in no manner reflect adversely upon the good name or value of Licensor or any of the Trademarks.

4.4 Licensee shall comply with all applicable laws and regulations relating to the manufacture, use, sale and distribution of the Goods throughout the Territory (and, if applicable, where the Goods are manufactured), whether foreign, federal, state or local, including but not limited to those of the FCC, Underwriters Laboratory and CSA, as required. Such requirements shall include, but not be limited to, obtaining all necessary regulatory and/or governmental approvals, as well as any registrations, permits or licenses that may be required. Upon request, Licensee shall provide Licensor with copies of all such approvals, registrations, permits or licenses. In any license, registration or request for government or regulatory approval, Licensor shall be identified as the owner of the Trademarks.

4.5 Licensee shall, promptly after its initial commercial production of the Goods (or earlier, if available, but in no event later than sixty (60) days prior to Licensee's first sale of any of the Goods) deliver to Licensor (without cost to Licensor) at its facilities in Parsippany, New Jersey, U.S.A., or such other location designated by Licensor, three (3) representative samples of each of the Goods or particular Goods bearing the Trademarks as well as the related packaging, advertising, labels, promotional or any other printed material used in conjunction with the sale of the Goods. Licensor, at its sole discretion, may disapprove of the use of any of the Goods, the quality of which is not consistent with the quality standards set forth in this SECTION 4 or Goods which fail to comply with proper usage of the Trademarks as defined herein. Licensor's approval shall be deemed given if Licensor does not notify Licensee of Licensor's disapproval of any Goods within 15 business days after receipt of same.

4.6 All of the Goods, and all advertising, promotion, packaging or any written material distributed by or through Licensee will, unless otherwise specifically agreed to in writing by Licensor, bear the following legend:

     "EMERSON AND THE G-CLEF LOGO ARE REGISTERED TRADEMARKS OF EMERSON RADIO CORP., PARSIPPANY, NEW JERSEY, U.S.A."

4.7 In all cases where Licensee desires artwork involving Goods to be prepared, the cost of such artwork and the time for the production thereof shall be borne by Licensee. All artwork and designs involving the Trademarks, or any reproduction thereof, shall be and remain the property of Licensor.

5.   ROYALTIES TO LICENSOR

5.1 Royalties due to Licensor by Licensee for the sale of Goods shall be calculated based upon the classification of the Goods into two product categories: (1) voice activated products and (2) core products. Voice activated products shall be all Goods which are activated utilizing a voice recognition feature and do not require manual activation, and core products shall be all Goods which are not voice activated products.

5.2 Voice activated product royalties shall be calculated based upon a percentage of Licensee's Gross Profits as set forth in Exhibit E. For purposes of calculating such royalties "Gross Profits" shall mean the product Sales Price less the product's Landed Cost, as these terms are defined in Sections 1.6 and 1.8, respectively. Payment of royalties on voice activated products are due within ten (10) calendar days after the end of each month and shall be accompanied by a certified monthly royalty statement in the form attached as
Schedule 5.2. Such royalty statements shall be required whether or not sales of any voice activated products have taken place during the reporting period.

5.3 Core product royalties shall be calculated based upon the royalty rates set forth in Exhibit E, multiplied by the product Sales Price, as defined in Section 1.8, of the Goods sold by Licensee. Payment of royalties due on core products shall accompany the quarterly statement set forth in this paragraph. Licensee shall furnish to Licensor a certified monthly royalty statement within ten (10) calendar days after the end of each month in the form annexed as Schedule 5.3 setting forth the sales of core products for the previous month. A certified quarterly royalty statement in the form annexed as Schedule 5.3 shall be due within thirty (30) calendar days after the end of each Contract Quarter, or if terminated, within thirty (30) days after such termination, along with payment of any royalties due in excess of the minimum royalty payments due pursuant to Exhibit F. A certified annual royalty statement in the form annexed as Schedule
5.3 shall be due within sixty (60) calendar days after the last day of each Contract Year and shall be certified by an independent certified public accounting firm.

5.4 Minimum royalty payments as set forth on Exhibit F shall be due for each of the Contract Years and shall be nonrefundable and payable in accordance with the minimum royalty payment schedule set forth on Exhibit F. The Licensee shall be required to pay Licensor on a quarterly basis the greater of the royalties actually reported in Section 5.3 for the sales of core products only, or the minimum royalty payments due. If Licensee does not pay any minimum, monthly or quarterly royalty when due, Licensor shall have the right to terminate this agreement pursuant to Section 10.2.

5.5 No costs, taxes or expenses incurred by Licensee in the manufacture, sale, distribution or exploitation of the Goods, or otherwise incurred by Licensee, shall be deducted from, or diminish in any way, or result in the reduction of, any royalties payable to Licensor. Licensee shall be responsible for completing in a timely manner all documentation necessary to assist Licensor in deriving duty drawbacks. Licensee shall be responsible for and pay any taxes and file any reports, forms or tax returns required under the income or value added tax laws of the Territory in a timely manner. Upon written request, Licensee shall provide Licensor with copies of all duly executed reports, forms or tax returns, and proof of payment of any such taxes, within 45 days after such reports, forms or tax returns are due.

5.6 The acceptance by Licensor of any of the statements furnished pursuant to this Agreement or of any royalties paid hereunder shall not preclude Licensor from questioning the accuracy thereof at any time during the Term or within three (3) years after the termination of this Agreement. Royalties shall be due on any sales of products made at a special price to Licensee's subsidiaries, or to any other person, firm or corporation affiliated in any manner with Licensee, its officers, directors or major stockholders, and shall be based upon the market pricing normally charged to unaffiliated parties. On an annual basis, within 60 days after the close of Licensee's fiscal year, Licensee will provide Licensor with Licensee's financial statements, audited by the regularly retained independent certified public accountants of Licensee, and prepared in accordance with generally accepted accounting principles, consistently applied.

5.7 Licensee shall keep, maintain and preserve accurate books of account and records relating to the license hereby granted, and Licensor and its duly authorized representatives shall have the unqualified right during each Contract Year to conduct two (2) examinations of all books and records of Licensee; an examination shall be permitted to take place at all reasonable hours of the day, to examine, copy and extract said books of account and records and of all other documents and materials in the possession or under the control of Licensee with respect to the subject matter and terms of this Agreement. The books of account and records shall be kept available for inspection by Licensor for six years after the annual audit of such books and records. If Licensor's duly authorized representatives shall discover a discrepancy of 5% or more pursuant to any such examination, in addition to payment of the discrepancy as set forth in Section 5.8, Licensee shall pay to Licensor the cost of such examination or audit upon presentation of documentation appropriate to evidence such discrepancy.

5.8 Royalties found to be due as a result of Licensor's examination of (a) any statement provided pursuant to this Section 5 or (b) Licensee's books of accounts and records, shall be paid immediately in good funds. Any and all late payments of royalties shall bear interest, commencing on the date originally due and payable pursuant to the terms hereof, at an annual interest rate equal to the prime rate as listed in the Wall Street Journal, plus three percent (3%).

6.  LIMITATION OF USE AND AUTHORITY

6.1 This Agreement does not grant Licensee any right of ownership, title or interest in the Trademarks, nor authorize Licensee to use the Trademarks except for the purposes set forth in this Agreement. Licensee acknowledges that it does not have and has not acquired any rights in or to the Trademarks, product names, likenesses or any derivations of the foregoing. The Trademarks, all rights therein and use thereof, and the goodwill pertaining thereto, whether developed by the Licensor or the Licensee, shall inure to the benefit of and be the exclusive property of Licensor. If applicable, Licensee shall assign to Licensor all the Trademarks and incidental rights created by its use, together with the goodwill relating to that part of the business in connection with which the Trademarks are used and shall execute and deliver to Licensor such documents as Licensor requires to register Licensee as a registered or permitted user thereof, in accordance with any applicable laws, rules, requirements or regulations of the Territory. The Trademark shall be displayed by Licensee, without alteration, on all Goods sold by Licensee. Any copyright which may be created in any article, design, label or the like, bearing any Trademark shall be subject to the prior approval before use, and be the property of Licensor. Upon request, Licensee shall provide Licensor with all necessary documents or information for the purpose of perfecting Licensor's title to any Trademark registrations, including the date of the first use of the Trademarks on the Goods in commerce in the Territory.

6.2  Neither Licensee nor any of its Affiliates will, directly or indirectly:

     - sell, manufacture or distribute any goods whatsoever under a mark similar to the Trademark.
     - register or attempt to register the Trademarks in its own name or the name of any third party.
     - register or attempt to register in its name or that of any other person or entity affiliated with it any name or mark, corporate name or any designation of any kind, in any language, which is the same as, similar to or a derivative of, or otherwise utilizing any portion of the trademarks or trade names of Licensor or any of its Affiliates.
     - incorporate or form any corporation or use any name which is the same as, or which is likely to cause confusion or mistake with, any corporate name of Licensor or of any of its Affiliates or subsidiaries.
     - re-label any of the Goods.
     - use any trademark, brand or trade dress which is the same as, or which is likely to cause confusion or mistake with any trademark, brand or trade dress of Licensor.

7.   TRADEMARK INFRINGEMENT; INDEPENDENT CONTRACTOR

7.1 Licensee will notify Licensor promptly of any of the following that may come to Licensee's knowledge:

          (a) Any alleged infringement by Licensor or Licensee of the rights of any third parties arising out of the activities undertaken in connection with this Agreement;
          (b)  Any alleged infringement of any of the Trademarks of Licensor; or
          (c) Any other factors or events which reasonably may be expected to have a material adverse effect on the promotion of the Goods under any of the Trademarks or on Licensor's rights and interests in any of the Trademarks.

7.2 If any third party files a lawsuit, claim or any other type of proceeding against Licensee claiming that the use by Licensee of the Trademarks infringes upon a valid intellectual property right belonging to such third party, Licensor shall defend such actions at its own expense and hold Licensee harmless against the valid claims of any such third party. Licensor may choose to settle such lawsuit, claim or other proceeding and Licensee shall cooperate to effect any such settlement, provided that such settlement does not materially affect Licensee's rights hereunder. Should any of the Goods covered by this Agreement become or in Licensor's opinion be likely to become the subject of such a claim, Licensor may, at its option, either procure for Licensee the right to continue selling or using such product, or replace or modify the product so that it becomes non-infringing. However, to the extent that any settlement, judgment or decree prohibits or restricts Licensor's right to sell the goods covered hereby, it shall be released and discharged from any duty to Licensee to supply the same.

7.3 If, in the opinion of Licensee, it becomes desirable to enforce any of the Trademarks against a third party, Licensor may use reasonable efforts to do so. If Licensor fails to enforce such Trademarks, Licensee may bring an action against such third party in its own name or in the name of Licensor. Any such action or other proceedings shall be at Licensee's sole expense and any monetary relief or award obtained shall be apportioned between the parties to the extent of their respective losses. Licensor, however, shall at any time have the right to take over the prosecution of any such action and, in such event, any monetary relief or award shall inure to the benefit of Licensor and Licensor shall reimburse Licensee for reasonable expenses incurred by Licensee in prosecution of such action.

7.4 Licensee shall furnish all reasonable assistance, at Licensor's request or direction, to enable Licensor to assert and prosecute any claims or defend against any action arising in connection with or related to the Trademarks and the matters described in SECTIONS 7.1 through 7.3 above. Such assistance shall include, but not be limited to: monitoring and reporting to Licensor any improper or unauthorized use of the Trademarks, signing documents, giving testimony, joining such action and asserting claims with respect to the licensed Trademarks against third parties.

7.5   Licensee  shall  not  use the name or credit of  Licensor  in  any  manner whatsoever,  nor  incur  any  obligation  in  Licensor's  name.  Nothing  herein contained shall be construed to constitute the parties joint venturers, nor shall any similar relationship be deemed to exist between them. Nothing herein contained shall be construed as constituting Licensee as Licensor's agent or as authorizing Licensee to incur financial or other obligations in Licensor's name without Licensor's specific authorization in writing. Under no circumstances shall any power be granted, or be deemed to be granted to Licensee, be deemed to be a power coupled with an interest. The rights and powers retained by Licensor to supervise or otherwise intervene in Licensee's activities, all as hereinabove provided, are retained because of the necessity of protecting Licensor's copyrights, trademarks, properties and property rights generally, and specifically to conserve the goodwill and good name of Licensor and of the Trademarks.

8.   EXCLUSIVITY

Nothing in this Agreement shall be construed to prevent Licensor from using or granting any other licenses for the use of the Trademarks or from utilizing the Trademarks in any manner whatsoever, except that Licensor shall not use nor grant any other license of the Trademarks effective during the Term of this Agreement within the Territory in connection with the sale of the Goods listed in Exhibit A prior to any breach of this Agreement by Licensee or termination of this Agreement, excluding the Termination Period, as hereinafter defined.

9.   GOODWILL

Licensee recognizes the great value of the goodwill associated with the Trademarks and that the Trademarks have a secondary meaning in the mind of the public. Licensee acknowledges and agrees that a breach by Licensee of any of its covenants, agreements or undertakings hereunder will cause Licensor irreparable damage, which cannot be readily remedied in damages in an action at law, and may, in addition, constitute an infringement of Licensor's copyrights or trademarks, and agrees that, as a result, Licensor shall be entitled to equitable remedies, costs and attorneys' fees.

10.  TERMINATION

10.1 This Agreement shall immediately terminate by its own force without notice from Licensor upon the occurrence of any one or more of the following events:
(i) an assignment by Licensee for the benefit of creditors; (ii) a public admission by Licensee of its insolvency; (iii) dissolution of Licensee or loss of its charter by forfeiture or otherwise; (iv) adjudication of Licensee as bankrupt or insolvent; (v) appointment of a trustee, liquidator or receiver for the Licensee or a material or substantial portion of its assets, subsidiaries or property; (vi) exercise by any court or governmental agency of jurisdiction over the property or business of the Licensee or any substantial part thereof; (vii) the commencement of any proceedings for the reorganization, dissolution, liquidation or winding up of the Licensee; (viii) the filing by Licensee of a voluntary petition in bankruptcy under any bankruptcy or insolvency law or any law providing for Licensee's reorganization, dissolution, liquidation or winding up, or (ix) consent by Licensee to the appointment of a receiver or trustee of itself or of its property or any substantial part thereof.

10.2 If Licensee: (i) without prior written consent of Licensor sells, or permits or has reason to believe a party to whom it sells Goods shall sell, any Goods outside the Territory bearing the Trademarks; (ii) has intentionally or negligently rendered or renders an incorrect, material representation or report in connection with the rights granted to Licensee hereunder; (iii) commits intentional or negligent material damage or omits or fails to take steps within its power to prevent such damage to Licensor's business, reputation, vendor relationships, customers or client base, distribution channels or assets or the value of any of Licensor's tradenames, trademarks, service marks, symbols, signs, or other distinctive marks, or the goodwill associated therewith; (iv) fails to provide insurance substantially in accordance with the terms of SECTION 16; (v) fails to pay any royalties set forth in SECTION 5 when due; (vi) registers or attempts to register in its own name or the name of a third party a Trademark or any other trademark owned by the Licensor or similar to such a trademark, or any name or mark, corporate name or any designation of any kind which is the same as, similar to or a derivative of, or otherwise utilizing any portion of the Trademark or trade names of Licensor or any of its Affiliates;
(vii) assigns or transfers this Agreement, including by operation of law, without the prior written consent of Licensor; or (viii) breaches any of its obligations hereunder, then, in addition to the rights available under law or in equity, Licensor may notify Licensee in writing that Licensee is in default under the terms of the Agreement. If such default is not remedied within 15 days after the delivery of such notice, Licensor shall have the right to terminate this Agreement effective upon delivery to Licensee of notice that the Agreement is terminated.

10.3 Upon, and notwithstanding, termination of this Agreement, Licensor shall have the right to retain all moneys paid hereunder to date, to receive all moneys to which it is entitled and to avail itself of any legal or other remedy or relief available to it including, but not limited to, equitable relief to enjoin the use of the Trademarks and the manufacture, sale and distribution of Goods utilizing the Trademarks. Licensee shall be responsible for all costs of such enforcement. All remedies available to Licensor hereunder are cumulative, and Licensor may exercise any one or more remedies or rights available to it cumulatively. The termination of this Agreement shall be without prejudice to Licensor's rights and remedies with respect to any obligation incurred or breach committed prior to such termination, including the right to recover for damages caused by Licensee's breach.

10.4 Upon termination of this Agreement, Licensee shall promptly deliver to Licensor any and all property of the Licensor in the possession, custody or control of Licensee, including all promotional material, original artwork, product manuals and any other material bearing the Trademarks in the possession of Licensee, subject to the provisions of Section 10.6.

10.5 Within ten (10) days of the termination of this Agreement, Licensee shall deliver to Licensor a statement showing the number and description of Goods on hand or in process. Licensor shall have the right to take a physical inventory to ascertain or verify such statement, and refusal by Licensee to submit to such physical inventory shall forfeit Licensee's right to dispose of such inventory as provided in SECTION 10.6 hereof.

10.6 In the event of termination by Licensor by reason of any cause contained in SECTION 10.1 or 10.2, Licensee, its receivers, representatives, trustees, agents, administrators and successors shall have no further right to sell, exploit or in any way deal in or with any advertising matter, packing material, boxes, cartons or other documentation relating thereto bearing the Trademarks, without the express written consent of Licensor; provided, however, Licensee shall be entitled (subject to the obligation to timely pay all Royalties) to dispose of Goods on hand or on order at the date of termination bearing the Trademark for a period of one year from the date of termination. This one-year period shall be referred to herein as the "Termination Period". Nothing contained herein shall be deemed to permit the manufacture of any Goods for Licensee during the Termination Period, or the sale of any such improperly manufactured Goods during the Termination Period.

11.  DISTRIBUTION OF GOODS

11.1 Licensee shall use its best efforts to achieve the total gross sales projections for core products set forth on Exhibit G. Licensee shall, during the Term, diligently and continuously market, manufacture (or cause to be manufactured), distribute and sell the Goods and shall make and maintain adequate arrangements for their distribution throughout the Territory.

11.2 Licensee acknowledges that its failure to cease (or cause to cease) the marketing, manufacture, assembly and packaging, sale or distribution of Goods or any class or category thereof using the Trademark at the termination of this Agreement, other than as set forth in SECTION 10.6, will result in immediate and irreparable damage to Licensor and to the rights of any subsequent licensee. Licensee acknowledges and admits that there is no adequate remedy at law for such failure and that, in the event of such failure, Licensor shall be entitled to equitable relief by way of temporary and permanent injunctions and such other further relief as any court with jurisdiction may deem just and proper and Licensee shall be responsible for all costs thereof.

12.       SUBCONTRACTORS

The Licensee shall obtain satisfactory written evidence from any subcontractor that is retained by Licensee that such subcontractor will not use the Trademarks in any manner not permitted under this Agreement, in the form set forth on
SCHEDULE 12, in those instances where the subcontractor furnishes Goods or packaging for the Goods bearing the Trademarks. Licensee shall use its best efforts to assist and cooperate with Licensor with respect to any action by Licensor to enforce its rights to the Trademarks against any one or more of Licensee's subcontractors.

13.  SERVICE AND SPARE PARTS

Licensee shall establish and monitor such independent service agents and centers in the Territory as may be necessary to the service of Goods. Licensee shall maintain a sufficient inventory of spare parts for the Goods taking into account any order lead, requiring same, during the Term and the Termination Period. During the Term and subsequent to the expiration or termination of this Agreement, Licensee shall provide for after sales warranty service, if required, and maintain a sufficient inventory of spare parts for the Goods for the respective periods required by applicable federal or local law, or Licensee's warranty, in the particular countries or regions throughout the Territory.

14.  REPRESENTATIONS AND WARRANTIES

Each party hereby represents and warrants to the other that:

     (a) It is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation.
     (b) It has the full power and authority to execute and deliver this Agreement and to perform all of its obligations hereunder, and that entry into this agreement and the performance of its obligations hereunder do not and shall not contravene, conflict with or result in a breach of its certificate of incorporation, by-laws, or any other agreement to which it is a party.
     (c) The execution and delivery of this Agreement has been duly authorized by all necessary corporate action of the party and constitutes the valid and legally binding obligation of the party enforceable against the party in accordance with it terms.
     (d) This Agreement shall be binding on the successors, assigns and legal representatives of both parties.

15.  DISCLAIMER AND INDEMNIFICATION

15.1 Licensee shall not and does not grant any warranty or guaranty binding Licensor or creating any liability for Licensor. Licensee will make no statements or representations whatsoever to any third parties which, expressly or impliedly, states or suggests that Licensor is making any warranties with respect to the Goods. Licensor expressly disclaims any implied warranties, including the implied warranties of merchantability and fitness for a particular purpose.

15.2 Licensor shall have no liability or responsibility to Licensee or any other person and/or entity arising out of or relating to the rights granted to Licensee pursuant to this Agreement. Licensee shall defend, indemnify and hold harmless Licensor, its employees, officers, directors, stockholders, licensees, representatives, successors and assigns from and against any and all claims, demands, judgments, liabilities, damages, losses, costs and expenses of any nature (including attorneys' fees and expenses), including without limitation, death, personal injury, bodily injury, sickness, disease, property damage, loss of use of property or product liability arising from or related to any (i) claim, action or omission of Licensee, its agents, employees or their families, affiliates, distributors or subcontractors arising under this Agreement, (ii) Licensee's failure to comply with its obligations set forth herein, (iii) Licensee's misrepresentation of any warranties or representations, or (iv) any action or omission arising out of the operation of Licensee's business.

16.  INSURANCE

Prior to the distribution or sale of any Goods, Licensee shall purchase and maintain or cause to be maintained, at its own cost, insurance reasonably satisfactory to Licensor of the kinds and in the amounts specified in SCHEDULE 16 or in amounts required by law, whichever is greater, and furnish Licensor with certificates of insurance as evidence thereof, in the prescribed form prior to the commencement of distribution of the Goods and annually thereafter not less than thirty (30) days prior to the expiration dates of said policies. No change shall be made in the certificate of insurance without Licensor's prior written approval. Licensor shall receive copies of all insurance policies.

17.  CONFIDENTIALITY

17.1 Each party will use the Confidential Information received by the other party solely for the purpose of carrying out this Agreement. Neither party will disclose the Confidential Information to third parties without the express written consent of an officer of the other party, unless compelled by law, required by applicable securities rules or regulations or, in the written opinion of counsel such disclosure is required by law. In such event, each party shall inform the other party as far in advance as possible prior to making any such disclosure. Notwithstanding the foregoing, Licensor shall not be required to inform or obtain the consent of Licensee for the issuance of any press release which utilizes, refers to or discloses sales or royalty information relating to this Agreement, or for the reporting or filing of this Agreement in accordance with applicable securities regulations. Each party shall cause each of their respective officers, directors, agents or employees to whom a disclosure of Confidential Information is made or any subcontractor, including the manufacturer(s) of the Goods, to adhere to the terms and conditions of this
SECTION 17 as if, and to the same extent as if, he or she were a party to this Agreement.

17.2 Upon expiration or termination of this Agreement, each party shall return to the other party all copies of the Confidential Information of the other party in its possession or control, except that Licensor shall not be required to return Confidential Information provided by Licensee which has become a part of Licensor's books and records and which pertains to historical sales and royalty information.

18.  FORCE MAJEURE

18.1 Neither party will have any liability to the other by reason of any failure or delay in performance of any provision of this Agreement, if and to the extent that such failure or delay is due to any occurrence (other than financial) beyond the reasonable control of the party failing or delaying to perform. "Beyond reasonable control" shall mean acts of God, civil disturbances, fires, floods, explosions, or riots, war, rebellion or sabotage. The provisions of this paragraph shall not apply to payment obligations under this Agreement.

18.2 A party seeking relief pursuant to this SECTION 18 shall, as soon as practicable after the impediment and its effect on such party's ability to perform become known, give written notice to the other party. Written notice shall also be given when the impediment ceases. In any event, either party may cancel this Agreement, upon written notice, if the impediment continues for a period of 120 consecutive days.

19.  LICENSOR'S LINE OF BUSINESS

Licensee acknowledges that Licensor is presently in the business of selling consumer electronic products, microwave ovens and other consumer products and is seeking alliances, joint venture partners and/or licensees with the goal of distributing other consumer products throughout the world. Licensee acknowledges that marketing and distribution of the foregoing (as well as any other products which Licensor may distribute) with the Trademarks shall not constitute a breach of this Agreement.

20.  ASSIGNMENT AND SUBLICENSING

The license herein granted is personal to Licensee and may not be assigned, transferred, sub-licensed, pledged, mortgaged or otherwise encumbered by Licensee in whole or in part without Licensor's prior written consent. For the purposes of this Section, the term "assigned" shall include without limitation, transfers of (i) control, whether by merger, consolidation, reorganization or change of management and (ii) ownership of fifty percent (50%) or more of the outstanding securities of Licensee. Notwithstanding these restrictions, Licensee shall notify Licensor in writing prior to any proposed change in control or transfer of ownership of fifty percent (50%) or more of the outstanding securities of Licensee. If Licensee is interested in continuing the terms of this Agreement, Licensor shall determine, following receipt of all financial or other documents or due diligence materials requested by Licensor concerning the proposed transfer of control or ownership, whether Licensor will approve, in its sole discretion, such change of ownership or control. Any proposed transferee must be financially sound, knowledgeable of the type of business of Licensee, not a competitor of Licensor, committed to quality and positioned to grow the business. Upon Licensor's approval in its sole discretion, control may be transferred. Absent Licensor's approval, any change in control or transfer of ownership which occurs shall entitle Licensor to terminate this Agreement upon a date established at Licensor's sole discretion.

21.  MISCELLANEOUS

21.1 No provision of this Agreement may be changed, amended or waived, except in a writing signed by both parties.

21.2 Any waiver on the part of any party of any right or interest hereunder shall not imply the waiver of any subsequent breach or the waiver of any other rights. No waiver by either party of a breach hereof or a default hereunder shall be deemed a waiver by such party of a subsequent breach or default of like or similar nature.

21.3    Should  any  provision  of  this  Agreement  prove  to  be  invalid   or
unenforceable under existing or future law, the remaining provisions of the Agreement will remain in force in all other respects.

21.4 All notices will be in writing and in English and will be served personally or by registered or certified mail, return receipt requested, or by overnight courier or by facsimile transmission to each other party at its address herein set forth, or at such other address as each party may provide to the other in writing from time to time:

     (a)  If to Licensor:

               Emerson Radio Corp.
               Nine Entin Road
               Parsippany, NJ  07054
               Attention:  Legal Department
               [Facsimile No. (973) 428-2022]

     (b)  If to Licensee:

               Tel-Sound Electronics, Inc.
               2400 W. Copans Road #9
               Pompano Beach, FL 33069
               Attention:  Allan Weinstein, President
               [Facsimile No. (954) 984-1755]

Any such notice will be effective upon actual receipt or three (3) days after it is deposited in the mail, postage prepaid, properly addressed and certified, whichever occurs first.

21.5 This Agreement is the entire and sole agreement and understanding of both parties and supersedes all other agreements, understandings and communications, whether oral or written, regarding the subject matter hereof.

21.6 This Agreement may be executed in any number of counterparts or by facsimile, but all counterparts and facsimiles hereof will together constitute but one agreement. In proving this Agreement, it will not be necessary to produce or account for more than one counterpart executed by both parties.

21.7 All disputes between the parties concerning this Agreement will be resolved under the laws of the State of New Jersey, U.S.A., excluding the conflicts of laws provisions thereof, and the federal and state courts of New Jersey will have sole and exclusive jurisdiction over the parties in any such dispute and venue shall lie exclusively in Morris County, New Jersey, or the United States District Court for the District of New Jersey. However, it is expressly understood that this Section shall not preclude Licensor's right to make application for, and seek enforcement of, injunctive relief in any court having jurisdiction.

21.8 Licensee shall strictly and fully comply with all export controls imposed by the United States or any country or organization of nations within whose jurisdiction Licensee operates or does business.

21.9 The respective indemnities, agreements, representations, warranties and other statements of each of the parties hereto and the undertakings set forth in or made pursuant to this Agreement will remain in full force and effect, and will survive the termination of this Agreement.

21.10 Licensee shall not disseminate any press release or other announcement relating to the transaction contemplated by this Agreement without Licensor's prior written consent as to the contents thereof.

21.11 All payments shall be made directly by Licensee to Licensor and shall be in U.S. Dollars.

     IN WITNESS WHEREOF, this Agreement has been executed by the duly authorized representative of each party effective as of the date set forth above.

                         EMERSON RADIO CORP.
                         A Delaware Corporation


                         By:  /s/ John J. Raab
                         John J. Raab
                         Senior Vice-President - International

                         TEL-SOUND ELECTRONICS, INC.
                         A Florida Corporation


                    By:  /s/ Allan Weinstein
                         Allan Weinstein
                         President



                     UNCONDITIONAL AND CONTINUING GUARANTEE

For good and valuable consideration, the receipt of which is hereby acknowledged, and to induce Emerson Radio Corp. to enter into the annexed License Agreement with Tel-Sound Electronics, Inc., the undersigned Guarantors, which include all of the shareholders of Licensee, jointly and severally, unconditionally guarantee the due and timely payment in full, including all interest, fees, and charges (including but not limited to costs of collection and attorneys' fees), of all royalty and other payment obligations (hereinafter "obligations") of Licensee set forth in the annexed License Agreement between Emerson Radio Corp. as Licensor ("Licensor"), and Tel-Sound Electronics, Inc. as Licensee ("Licensee"), which is being entered into simultaneously with this Guaranty. Guarantors further agree that if these obligations are not paid by Licensee, the Guarantors shall, jointly and severally, pay same unconditionally and upon demand and without set-off or counterclaim.

Guarantors further understand that this is a continuing guarantee and shall cover all payment obligations of Licensee. If any of the obligations are not paid when due, Licensor shall not be required to exhaust any other remedies for recovery and collection of the guaranteed obligations, or to commence any action or obtain a judgment against Licensee, before looking to Guarantors for payment. Guarantors shall promptly pay any monies due upon receipt of notice and demand therefore from Licensor. Guarantors hereby waive notice of the acceptance of this Guaranty, notice of demand and maturity of payments to become due, notice of default in payment by the Licensee, notice of adverse changes in the Licensee's financial condition or prospects, or any fact which may increase the Guarantors' liability or risk, and all such other notices required or customarily given under like circumstances. Guarantors expressly consent that the time of payment and performance of any obligations hereby secured may be extended, waived or modified from time to time without notice to or consent from the Guarantors, and Guarantors shall not be released or discharged, either in whole or in part, notwithstanding any extension, waiver, settlement or modification, or by Licensor's failure or delay in any respect. Nothing shall discharge or satisfy the liability of Guarantor hereunder except the full performance and payment of the obligations with interest.

Guarantors, for themselves, their heirs, administrators, successors and assigns, represent that they are financially interested in Licensee and agree to be held responsible for said obligations, precisely as if the same had been contracted and due and owing by the Guarantors themselves, and agree to pay the obligations on demand, for any balance that may be due and payable at any time from the Licensee to Licensor.

This is a continuing Guaranty and shall extend to cover any renewals of the License Agreement, any claims, demands or other matters guaranteed under this instrument, or the extension of time of payment or performance thereof, and shall remain in full force and effect from the effective date of the License Agreement until any termination or expiration. Notwithstanding any such termination or expiration, the Guarantors shall continue to remain liable for all obligations and amounts outstanding as of such termination or expiration and all credit and forbearances extended to the Licensee, and all costs of collection and enforcement of such obligations and sums against the Licensee and Guarantors.

The Guarantors represent and warrant that execution and delivery of this instrument does not violate any provision of law, restriction or provision contained in any instrument or agreement binding upon the Guarantors. This Guaranty will not render the Guarantors insolvent or unable to pay their debts as they mature, or leave them with inadequate capital. Guarantors acknowledge that entry into this guaranty agreement is a condition to Licensor's entry into the License Agreement with Licensor and agree to waive any defenses to the enforcement of this Guaranee or any rights of Licensor created hereby.

This document sets forth the entire understanding between the parties with respect to its subject matter. It may not be modified, amended or superseded, and no provision hereof may be waived, except by a writing executed by Guarantors and by Licensor which, by its terms makes specific reference hereto. This document shall be construed under the laws of the State of New Jersey applicable to contracts executed and to be fully performed in such jurisdiction, without reference to any conflicts of laws provisions thereof. Guarantors consent to the personal jurisdiction and venue of the courts of the State of New Jersey, in the County of Morris, and to the personal jurisdiction and venue of the United States District Court for the District of New Jersey. Notices and process to Guarantors may be given by certified mail at the addresses set forth below.

      IN WITNESS WHEREOF, the Guarantors have duly executed and delivered this Guarantee, effective as of March 30, 1998.

Allan Weinstein

/s/ Allan Weinstein                          /s/ Judy Bryant
(Signature)                                  (Notary Public)
                                                       (seal)
Residing at 2400 W. Copan Rd. #9
            Pompano Beach FL  33069

Harold Tattleman

/s/ Harold Tattleman                         /s/ Cathleen Balka
(Signature)                                  (Notary Public)
                                                       (seal)
Residing at 807 Willow Hills Lane
            Prospect Hghts. ILL  60070

Leslie Sugar

/s/ Leslie Sugar                             /s/ Cathleen Balka
 (Signature)                                 (Notary Public)
                                                       (seal)
Residing at 2197 Lake Shore Cir.
            Arlington Hts. IL 60004